EXHIBIT 10.9

FIRST FEDERAL and FIRST NORTHWEST BANCORP

Non-Employee Director Compensation Policy
(effective January 1, 2020)

Compensation for Non-Employee Directors
For purposes of this Policy, it is anticipated that the non-employee directors of First Northwest Bancorp (“FNWB”) will also serve as the non-employee directors of First Federal Savings and Loan Association of Port Angeles (“First Federal”, and, together with FNWB, the “Company”). Directors of FNWB and First Federal will be collectively referred to as “Directors.” It further anticipated that Directors will serve in identical roles for the Boards and Committees of FNWB and First Federal to the extent such roles exist for both companies. The Boards have therefore determined that Directors shall be compensated for their collective service to the Company unless Directors serve a specific role with either FNWB or First Federal, but not both.

Effective January 1, 2020, Directors shall be compensated for their service on the boards of FNWB and First Federal in accordance with the following:

1.
The Company pays each Director an annual retainer of $32,000 which amount shall be paid in equal monthly installments of $2,667 (the “Annual Retainer”). Non-employee directors are not compensated for participation in Board or Committee meetings.

2.	In addition to the Annual Retainer, the Chairperson of the Boards of Directors shall be paid an annual retainer of $9,600 which amount shall be paid in equal monthly installments of $800.

3.
In addition to the Annual Retainer, the Chair of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Board Loan Committee, and each Director who is a member of a Committee, shall be paid an annual retainer as follows.

Committee/Position	Annual Retainer
Audit Committee
Chair	$4,500
Member	$4,000
Compensation Committee
Chair	$3,750
Member	$2,500
Nominating and Corporate Governance Committee
Chair	$3,000
Member	$2,500
Board Loan Committee (First Federal only)
Chair	$3,000
Member	$2,500

4.
In accordance with the FNWB 2015 Equity Incentive Plan (the “Plan”), the Company granted each Director shares of restricted stock pursuant to each Directors’ Equity Share Plan Agreement (“the “Share Agreement”), which stock vests in accordance with, and which are subject to the rights and limitations as expressed in the Plan and Share Agreement.

5.
Directors who are also employees of FNWB and/or First Federal shall receive no additional compensation for serving as a Director or as a member of any Committee of the Boards of Directors for such companies.

Board Compensation Policy     Ratified October 2019